Exhibit 23.1


Digital Fusion, Inc.
Tampa, Florida

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 30, 2001, except for Note 10(e) which is dated June 15, 2001, relating to the consolidated financial statements and schedule of Digital Fusion, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.



/s/ BDO Seidman, LLP

BDO Seidman, LLP
Woodbridge, New Jersey

September 24, 2002